Pricing Supplement No. 2106BK To product supplement BK dated October 5, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Registration Statement No. 333-184193 Dated July 23, 2014; Rule 424(b)(2)

$2,334,000 Callable Yield Securities Linked to the American Depositary Shares of Petróleo Brasileiro S.A.—Petrobras due July 28, 2016

The securities are linked to the performance of the American depositary shares of Petróleo Brasileiro S.A.—Petrobras (the “Underlying”) and may pay a Contingent Coupon on a quarterly basis at a rate of 12.65% per annum. The Contingent Coupon will be payable on a Coupon Payment Date only if the Closing Price of the Underlying on the applicable Observation Date is greater than or equal to the Coupon Barrier, which is equal to 65.00% of the Initial Price. Otherwise, no Contingent Coupon will be payable with respect to that Observation Date. The Issuer may, in its sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date. If the securities are redeemed by the Issuer, you will receive a cash payment per $1,000 Face Amount of securities on the applicable Coupon Payment Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. The securities will cease to be outstanding following an early redemption and no Contingent Coupon will accrue or be payable following such early redemption. If the securities are not redeemed by us prior to maturity and the Final Price is greater than or equal to the Trigger Price, which is equal to 65.00% of the Initial Price, you will receive a cash payment per 1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. However, investors should be willing to lose a significant portion or all of their initial investment if the securities are not redeemed by us and the Final Price is less than the Trigger Price. Any payment on the securities, including the Contingent Coupon payments and payment upon an early redemption or at maturity, is subject to the credit of the Issuer.

The securities are senior unsecured obligations of Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Deutsche Bank AG were to default on its obligations, you might not receive any amounts owed to you under the terms of the securities.

Terms and Conditions		Payoff Diagram

Issuer	Deutsche Bank AG, London Branch
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 9 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this term sheet.

The Issuer’s estimated value of the securities on the Trade Date is $963.00 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS-1 of this term sheet for additional information.

Trade Date	July 23, 2014
Issue Date	July 28, 2014
Final Valuation Date†	July 25, 2016
Maturity Date†	July 28, 2016
Observation Dates†	October 23, 2014, January 23, 2015, April 23, 2015, July 23, 2015, October 23, 2015, January 25, 2016, April 25, 2016 and July 25, 2016 (Final Valuation Date)
Coupon Payment Dates††:	The third business day following the applicable Observation Date. For the final Observation Date, the Coupon Payment Date will be the Maturity Date.
Denominations	$1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof
Underlying	American depositary shares of Petróleo Brasileiro S.A.—Petrobras (Ticker: PBR)
Issue Price	100% of the Face Amount
Early Redemption at Issuer’s Option
The Issuer may, in its sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date upon written notice to the trustee prior to the relevant Coupon Payment Date. Upon an Early Redemption at Issuer’s Option, you will receive a cash payment per $1,000 Face Amount of securities on the relevant Coupon Payment Date equal to the Face Amount plus any Contingent Coupon otherwise due on such date.

Underlying Return	For each Underlying, the Underlying Return will be calculated as follows: Final Price – Initial Price Initial Price
Initial Price	$17.15, equal to the Closing Price of the Underlying on the Trade Date
Final Price	The Closing Price of the Underlying on the Final Valuation Date
Closing Price:	On any trading day, the last reported sale price of one share of the Underlying on the relevant exchange multiplied by the then-current Stock Adjustment Factor, as determined by the calculation agent.
Stock Adjustment Factor:
Initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

Coupon Barrier:	$11.15, equal to 65.00% of the Initial Price
Trigger Price:	$11.15, equal to 65.00% of the Initial Price
Listing	The securities will not be listed on any securities exchange.
CUSIP	25152RML4
ISIN	US25152RML41
†Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
†† If the Maturity Date is postponed, the Contingent Coupon due on the Maturity Date will be paid on the Maturity Date as postponed, with the same force and effect as if the Maturity Date had not been postponed, but no additional Contingent Coupon will accrue or be payable as a result of the delayed payment.

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlying:	American depositary shares of Petróleo Brasileiro S.A.—Petrobras (Ticker: PBR)
Issue Price:	100% of the Face Amount
Contingent Coupon:
•  If the Closing Price of the Underlying on any Observation Date is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date on the related Coupon Payment Date.
•  If the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier, the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date will not be payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.
The Contingent Coupon is a fixed amount based upon equal quarterly installments accrued at the Coupon Rate of 12.65% per annum.

Coupon Barrier:	$11.15, equal to 65.00% of the Initial Price
Coupon Payment Dates††:	The third business day following the applicable Observation Date. For the final Observation Date, the Coupon Payment Date will be the Maturity Date.
Coupon Rate:	The Coupon Rate is 12.65% per annum. The table below sets forth each Observation Date, expected Coupon Payment Date and Contingent Coupon applicable to such Observation Date.
	Observation Date†	Expected Coupon Payment Date††	Contingent Coupon (per $1,000 Face Amount of Securities)
	October 23, 2014	October 28, 2014	$31.625
	January 23, 2015	January 28, 2015	$31.625
	April 23, 2015	April 28, 2015	$31.625
	July 23, 2015	July 28, 2015	$31.625
	October 23, 2015	October 28, 2015	$31.625
	January 25, 2016	January 28, 2016	$31.625
	April 25, 2016	April 28, 2016	$31.625
	July 25, 2016 (Final Valuation Date)	July 28, 2016 (Maturity Date)	$31.625
Early Redemption at Issuer’s Option:
The Issuer may, in its sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date upon written notice to the trustee prior to the relevant Coupon Payment Date. Upon an Early Redemption at Issuer’s Option, you will receive a cash payment per $1,000 Face Amount of securities on the relevant Coupon Payment Date equal to the Face Amount plus any Contingent Coupon otherwise due on such date. The securities will cease to be outstanding following an early redemption and no Contingent Coupon will accrue or be payable following such early redemption.

Payment at Maturity:
If the securities are not redeemed by us prior to maturity, the payment you will receive at maturity will depend on the performance of the Underlying on the Final Valuation Date.
•   If the Final Price is greater than or equal to the Trigger Price, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date.
•   If  the Final Price is less than the Trigger Price, you will receive a cash payment per $1,000 Face Amount of securities, calculated as follows:
$1,000 + $1,000 x Underlying Return
Under this circumstance, the Underlying Return will be negative and, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. Accordingly, you will lose a significant portion or all of your initial investment.
Any Payment at Maturity is subject to the credit of the Issuer.

Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows: Final Price – Initial Price Initial Price
Trigger Price:	$11.15, equal to 65.00% of the Initial Price
Initial Price:	$17.15, equal to the Closing Price of the Underlying on the Trade Date
Final Price:	The Closing Price of the Underlying on the Final Valuation Date
Closing Price:	On any trading day, the last reported sale price of one share of the Underlying on the relevant exchange multiplied by the then-current Stock Adjustment Factor, as determined by the calculation agent.
Stock Adjustment Factor:
Initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

Trade Date:	July 23, 2014
Issue Date:	July 28, 2014
Final Valuation Date†:	July 25, 2016
Maturity Date†:	July 28, 2016
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RML4
ISIN:	US25152RML41
† Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
†† If the Maturity Date is postponed, the Contingent Coupon due on the Maturity Date will be paid on the Maturity Date as postponed, with the same force and effect as if the Maturity Date had not been postponed, but no additional Contingent Coupon will accrue or be payable as a result of the delayed payment.
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 9 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Total Discounts, Commissions and Fees(1)	Proceeds to Us
Per Security	$1,000.00	$17.50	$982.50
Total	$2,334,000	$40,845.00	$2,293,155.00
(1)   For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet. The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,334,000.00	$300.62

July 23, 2014

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities

You should read this term sheet together with product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement BK dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005314/crt_dp33259-424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in“Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website.at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.
Hypothetical Examples of Amounts Payable on the Securities

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will be determined on the Observation Dates or on the Final Valuation Date, as applicable. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals.

If the securities are redeemed by us prior to maturity:

The Issuer may, in its sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date. Therefore, the term of the securities may be as little as three months. The following table illustrates the hypothetical payments on the securities (excluding any Contingent Coupon payment) upon an Early Redemption at Issuer’s Option.

Expected Coupon Payment Date	Payment upon an Early Redemption at Issuer’s Option (per $1,000 Face Amount of Securities)
October 28, 2014	$1,000
January 28, 2015	$1,000
April 28, 2015	$1,000
July 28, 2015	$1,000
October 28, 2015	$1,000
January 28, 2016	$1,000
April 28, 2016	$1,000

If the securities are redeemed by us prior to maturity, you will receive a cash payment per $1,000 Face Amount of securities on the applicable Coupon Payment Date equal to the Face Amount plus any Contingent Coupon otherwise due on such date. The securities will cease to be outstanding following an early redemption and no Contingent Coupon will accrue or be payable following such early redemption.

If the securities are not redeemed by us prior to maturity:

The table below illustrates the hypothetical Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances of the Underlying if the securities are not redeemed by us prior to maturity. The hypothetical Payments at Maturity set forth below reflect the Coupon Rate of 12.65% per annum and the Coupon Barrier of 65.00% of the Initial Price and the Trigger Price of 65.00% of the Initial Price for the Underlying. The actual Initial Price, Coupon Barrier and Trigger Price for the Underlying are set forth on the cover of this pricing supplement. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and examples below have been rounded for ease of analysis.

Return of the Underlying (%)	Payment at Maturity (excluding Contingent Coupon payments) ($)	Return on the Securities at Maturity (excluding Contingent Coupon payments) (%)
100.00%	$1,000.00	0.00%
90.00%	$1,000.00	0.00%
80.00%	$1,000.00	0.00%
70.00%	$1,000.00	0.00%
60.00%	$1,000.00	0.00%
50.00%	$1,000.00	0.00%
40.00%	$1,000.00	0.00%
30.00%	$1,000.00	0.00%
20.00%	$1,000.00	0.00%
10.00%	$1,000.00	0.00%
0.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-35.00%	$1,000.00	0.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

Example 1: The Closing Prices of the Underlying are greater than the Coupon Barrier on the first, third and fifth Observation Dates and the Final Price of the Underlying is greater than the Initial Price. Because the Closing Prices of the Underlying are greater than the Coupon Barrier (65.00% of the Initial Price) on the first, third and fifth Observation Dates, the investor will receive the Contingent Coupon of $31.625 on the first, third and fifth Coupon Payment Dates. Because the Final Price of the Underlying is greater than the Trigger Price (65.00% of the Initial Price), the investor will receive on the Maturity Date a cash payment of $1,000 plus the Contingent Coupon of $31.625. As a result, the investor will receive a total of $1,126.50 per $1,000 Face Amount of securities, resulting in a total return of 12.65% over the term of the securities.

Example 2: The Closing Price of the Underlying is less than the Coupon Barrier on each Observation Date prior to the Final Valuation Date and the Final Price of the Underlying is less than the Initial Price but greater than the Trigger Price. Because the Closing Price of the Underlying on each Observation Date prior to the Final Valuation Date is less than the Coupon Barrier (65.00% of the Initial Price), the investor will not receive any Contingent Coupon on the Coupon Payment Dates prior to the Maturity Date. Because the Final Price of the Underlying is greater than the Trigger Price (65.00% of the Initial Price), the investor will receive on the Maturity Date a cash payment of $1,000 plus the Contingent Coupon of $31.625. As a result, the investor will receive a total of $1,031.625 per $1,000 Face Amount of securities, resulting in a total return of 3.1625% over the term of the securities.

Example 3: The Closing Price of the Underlying is less than the Coupon Barrier on each Observation Date prior to the Final Valuation Date and the Final Price of the Underlying is less than the Trigger Price, resulting an Underlying Return of 60.00%. Because the Closing Price of the Underlying is less than the Coupon Barrier (65.00% of the Initial Price) on each Observation Date (including the Final Valuation Date), the investor will not receive any Contingent Coupon over the entire term of the securities. Because the Final Price is less than the Trigger Price (65.00% of the Initial Price), the investor will receive on the Maturity Date a cash payment of $600.00 per $1,000 Face Amount of securities, resulting in a loss of 40.00% on the securities, calculated as follows:

$1,000 + $1,000 x Underlying Return
$1,000.00 + ($1,000 x -40.00%) = $600.00

Selected Purchase Considerations

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THE SECURITIES MAY OFFER A HIGHER, THOUGH CONTINGENT, COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay Contingent Coupons that accrue at a rate of 12.65% per annum only if the Closing Price of the Underlying is greater than or equal to the Coupon Barrier on the relevant Observation Date. This rate may be higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating, but is subject to the risk of the Underlying declining below the Coupon Barrier on an Observation Date and the resulting forfeiture of the Contingent Coupon for the entire period, as well as the risk of losing a significant portion or all of the amount invested if the Final Price is less than the Trigger Price. Because the securities are our senior unsecured obligations, any payment on the securities, including the Contingent Coupon payments and payment upon an early redemption or at maturity, is subject to the credit of the Issuer.

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POTENTIAL EARLY EXIT AS A RESULT OF EARLY REDEMPTION AT ISSUER’S OPTION — While the original term of the securities is approximately 2 years, the securities may be redeemed by us, in our sole discretion, in whole, but not in part, on any Coupon Payment Date prior to maturity, and you will be entitled to receive a cash payment per $1,000 Face Amount of securities equal to $1,000 plus the Contingent Coupon otherwise due on such date on the relevant Coupon Payment Date. Therefore, the term of the securities could be as little as three months. No Contingent Coupon will accrue or be payable following an Early Redemption at Issuer’s Option.

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CONTINGENT COUPON PAYMENTS — Unless the securities are previously redeemed by us, the Contingent Coupons, if any, will be made on the securities in arrears on the relevant quarterly Coupon Payment Dates, unless the Closing Price of the Underlying on the relevant Observation Date is less than the Coupon Barrier.

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LIMITED PROTECTION AGAINST LOSS — If the securities are not redeemed by us prior to maturity and the Final Price of the Underlying is greater than or equal to the Trigger Price, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to $1,000 plus the Contingent Coupon otherwise due on such date.  However, if the Final Price is less than the Trigger Price, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. In this circumstance, you will lose a significant portion or all of your investment in the securities.

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RETURN LINKED TO THE PERFORMANCE OF THE UNDERLYING — The securities are linked to the performance of the American depositary shares of Petróleo Brasileiro S.A.—Petrobras. For more information on the Underlying, please see “The Underlying” in this term sheet.

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TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.  In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding.  Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities.  If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition of your securities (including retirement), unless you have held the securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the securities are not redeemed by us prior to maturity, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to $1,000 plus the Contingent Coupon otherwise due on such date so long as the Final Price is greater than or equal to the Trigger Price. However, if the Final Price is less than the Trigger Price, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. Accordingly, under these circumstances, you will lose a significant portion or all of your investment at maturity. Because the securities are our senior unsecured obligations, any payment on the securities, including the Contingent Coupon payments and payment upon an early redemption or at maturity, is subject to the credit of the Issuer.

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YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS CONTINGENT COUPONS AND YOU SHOULD NOT EXPECT TO PARTICIPATE IN ANY APPRECIATION OF THE UNDERLYING — The securities will not pay more than the Face Amount, plus any accrued and unpaid Contingent Coupon, at maturity or upon an early redemption. You will not participate in the appreciation of the Underlying even if the Final Price of the Underlying is greater than or equal to the Initial Price. The maximum payment upon an early redemption or at maturity will be $1,000 per $1,000 Face Amount of securities (excluding Contingent Coupons), regardless of any appreciation of the Underlying, which may be significant.

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NO CONTINGENT COUPON WILL ACCRUE OR BE PAYABLE IN ANY PERIOD IN WHICH THE CLOSING PRICE OF THE UNDERLYING ON THE RELEVANT OBSERVATION DATE IS LESS THAN THE COUPON BARRIER — If the Closing Price of the Underlying on an Observation Date is less than the Coupon Barrier, you will not receive any Contingent Coupon for that entire period. You will receive the Contingent Coupon payment for a period only if the Closing Price of the Underlying on the relevant Observation Date is greater than or equal to the Coupon Barrier. If the Closing Price of the Underlying is below the Coupon Barrier on each Observation Date, you will receive no Contingent Coupon payments during the entire term of the securities. Generally, non-payment of Contingent Coupons coincides with a greater risk of loss of your initial investment in the securities, because the Underlying tends to be lower than the Trigger Price.

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THE SECURITIES MAY BE REDEEMED PRIOR TO THE MATURITY DATE — We may, in our sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date. For United States federal income tax purposes, an early redemption of the securities at the Issuer’s option would be a taxable event to you. In addition, if the securities are redeemed prior to the Maturity Date, you will not receive any Contingent Coupon that would have otherwise accrued after the applicable Coupon Payment Date.

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REINVESTMENT RISK — If your securities are redeemed by us prior to maturity, the term of the securities may be reduced to as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are redeemed by us prior to the Maturity Date.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

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THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYING — The return on the securities may not reflect the return you would realize if you directly invested in the Underlying. For instance, you will not participate in any potential appreciation of the Underlying, which could be significant, even though you may be exposed to the full decline of the Underlying at maturity.

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IF THE PRICE OF THE UNDERLYING CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the Underlying. Changes in the market price of the Underlying may not result in a comparable change in the value of your securities.

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ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Stock Adjustment Factor, which will initially be set at 1.0, for certain events affecting the Underlying. The calculation agent is not required, however, to make adjustments in response to all corporate actions, including if the issuer of the Underlying or another party makes a partial tender or partial exchange offer for the Underlying. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

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FLUCTUATIONS IN EXCHANGE RATES MAY AFFECT YOUR INVESTMENT —There are significant risks related to an investment linked to an American depositary share (“ADS”) (as evidenced by American depositary receipts), which is quoted and traded in U.S. dollars, representing an equity security that is quoted and traded in a foreign currency. An ADS, which is quoted and traded in U.S. dollars, may trade differently from its underlying equity security. In recent years, the rates of exchange between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. These risks generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the securities. Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of the underlying equity security on non-U.S. securities markets and, as a result, may affect the market price of the ADSs to which the securities are linked, which may consequently affect the value of the securities.

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THE VALUE OF THE SECURITIES MAY BE SUBJECT TO EMERGING MARKETS RISK — The value of the securities are subject to the political and economic risks of an emerging market country. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could affect the value of the securities and the amount payable to you at maturity.

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THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUE OF EQUITY SECURITIES ISSUED BY A NON-U.S. COMPANY — Petróleo Brasileiro S.A.—Petrobras is incorporated outside of the U.S. There are risks associated with investments in securities linked to the value of equity securities issued by a non-U.S. company. Because the securities are linked to Petróleo Brasileiro S.A.—Petrobras, the securities are subject to the risks associated with the non-U.S. securities markets where the equity securities of Petróleo Brasileiro S.A.—Petrobras are traded. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the value of the ADS and the value of your Securities. Furthermore, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the price of equity securities issued by a non-U.S. company may be adversely affected by political, economic, financial and social factors that may be unique to the particular country in which the non-U.S. company is incorporated. These factors include the possibility of recent or future changes in the non-U.S.

government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF ADSS AND THE RIGHTS OF HOLDERS OF THE EQUITY SECURITIES OF A FOREIGN COMPANY — You should be aware that the Underlying is the ADSs of Petróleo Brasileiro S.A.—Petrobras and not the equity securities represented by the ADSs, and there exist important differences between the rights of holders of ADSs and the rights of holders of the corresponding equity securities. Each ADS is a security evidenced by American depositary receipts that represents a certain number of equity securities of a foreign company. Generally, ADSs are issued under a deposit agreement which sets forth the rights and responsibilities of the depositary, the foreign issuer and holders of the ADSs, which may be different from the rights of holders of equity securities of the foreign issuer. For example, the foreign issuer may make distributions in respect of its equity securities that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of ADSs and holders of the corresponding equity securities may be significant and may materially and adversely affect the value of the securities linked to such ADSs.

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SINGLE STOCK RISK — The price of the Underlying can rise or fall sharply due to factors specific to the Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlying and its issuer, please see “The Underlying” in this term sheet and the issuer’s SEC filings referred to in that section.

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WE HAVE NO AFFILIATION WITH THE ISSUER OF THE UNDERLYING — The issuer of the Underlying is not an affiliate of ours and is not involved in any way in any of our offerings of the securities pursuant to this term sheet. Consequently, we have no control over the actions of the issuer of the Underlying, including any corporate actions of the type that would require the calculation agent to adjust the Stock Adjustment Factor, which may adversely affect the value of your securities. The issuer of the Underlying has no obligation to consider your interest as an investor in the securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for the securities will go to the issuer of the Underlying.

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PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying over the term of the securities may bear little relation to the historical closing prices of the Underlying and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER'S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this term sheet is based on the full Face Amount of your securities, the Issuer's estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The Issuer's estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer's estimated value of the securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer's estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. We or our affiliates intend to offer to purchase the securities in the secondary market but are not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the price of the Underlying will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier;
•	the expected volatility of the Underlying;
•	the time remaining to the maturity of the securities;
•	the dividend rate on the Underlying;
•	the real and anticipated results of operations of the issuer of the Underlying;
•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the issuer of the Underlying;
•	interest rates and yields in the market generally;
•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;
•	supply and demand for the securities; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

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WE, OUR AFFILIATES OR OUR AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICE OF THE UNDERLYING TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates or our agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlying to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these duties, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent can postpone the determination of the Closing Price or the Final Price of the Underlying if a market disruption event occurs on an Observation Date or the Final Valuation Date. In addition, the calculation agent retains a degree of discretion about certain adjustments to the Stock Adjustment Factor upon the occurrence of certain corporate events. Any determination by the calculation agent could adversely affect the return on the securities.

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THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Underlying

All disclosures contained in this term sheet regarding the Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or independently verified, such information about the Underlying contained in this term sheet. You should make your own investigation into the Underlying.

Included in the following section is a brief description of the issuer of the Underlying. We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Underlying as an indication of future performance. The Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Underlying with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Petróleo Brasileiro S.A.—Petrobras

According to publicly available information, Petróleo Brasileiro S.A.—Petrobras is an integrated oil and gas company. Information filed by Petróleo Brasileiro S.A.—Petrobras with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15106, or its CIK Code: 0001119639. Each ADS represents two common shares of Petróleo Brasileiro S.A.—Petrobras. The common shares of Petróleo Brasileiro S.A.—Petrobras are traded on the São Paolo Stock Exchange. The American depositary shares of Petróleo Brasileiro S.A.—Petrobras are traded on the New York Stock Exchange under the symbol “PBR.”

Historical Information

The following graph sets forth the historical performances of the American depositary shares of Petróleo Brasileiro S.A.—Petrobras based on its daily closing price from July 17, 2009 through July 17, 2014. The closing price of the American depositary shares of Petróleo Brasileiro S.A.—Petrobras on July 23, 2014 was $17.15. We obtained the historical closing prices of the Underlying below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlying on any Observation Date (including the Final Valuation Date). We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 1.75% or $17.50 per $1,000 Face Amount of securities. DBSI may sell all or a part of the securities that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of this term sheet, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Issue Date indicated above, which is the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Issue Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the securities by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.